Exhibit 99.1

Erie Indemnity Announces Nominees for Board of Directors

Erie, Pa., March 7, 2008 — At a meeting of the Board of Directors of Erie Indemnity Company held March 7, 2008, the Board accepted and approved the report of the Company’s Nominating and Governance Committee, which recommends nominees for the Company’s Board of Directors.

The Board of Directors agreed to set the size of the Board of Directors at 11 members. The slate of nominees includes the following individuals, all of whom are currently Directors: J. Ralph Borneman, Jr., Patricia A. Garrison-Corbin, Jonathan Hirt Hagen, Susan Hirt Hagen, Thomas B. Hagen, C. Scott Hartz, Claude C. Lilly, III, Lucian L. Morrison, Thomas W. Palmer, Elizabeth A. Vorsheck and Robert C. Wilburn.

Kaj Ahlmann and John T. Baily, both current Directors of the Company, have given notice that they do not intend to stand for re-election to the Company’s Board of Directors and, accordingly, are not on the above slate of nominees.

Members of the Board of Directors will be elected at the Company’s Annual Meeting of Shareholders scheduled for April 22, 2008, at the Company’s headquarters in Erie, Pa. Information on each of the nominees will be included in the Company’s Proxy Statement to be mailed to Shareholders prior to the Annual Meeting.

This Press Release shall serve as public notice of the Nominating Committee’s recommendation in accordance with section 2.07 (a)(3) of the Company’s bylaws.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 16th largest automobile insurer in the United States based on direct premiums written and the 21st largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has over 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 463 on the FORTUNE 500.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These forward-looking statements reflect the Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict. These statements include certain discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volume, business strategies, profitability and business relationships and other business activities during 2008 and beyond. The Company assumes no obligation whatsoever to publicly update or revise any forward-looking statements.